                                  SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                   Securities Exchange Act of 1934 (Amendment
                                     No.__ )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [X] Definitive additional materials
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE BRAZIL FUND, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

                              [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate
value of transaction:
(5) Total fee paid:
[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:

[GRAPHIC OMITTED]



Press Release

FOR IMMEDIATE RELEASE

For additional information:
Rosalia Scampoli 212.250.5536, Media
Jonathan Diorio 800.349.4281, Investors


[GRAPHIC OMITTED]

              THE BRAZIL FUND, INC. ANNOUNCES PRELIMINARY RESULTS
                       OF SPECIAL MEETING OF STOCKHOLDERS


NEW YORK, NY, February 17, 2006 -- The Brazil Fund, Inc. (NYSE: BZF) today announced preliminary results of a vote held at the Fund's special meeting of stockholders to consider a proposal to convert the Fund into an open-end investment company.

The preliminary results indicate that approximately 10,586,086 shares of common stock (representing 79.84% of shares represented at the meeting), or approximately 65.18% of the Fund's common stock outstanding, were voted in favor of the proposal. Approximately 2,730,422 shares of common stock, or approximately 16.81% of the Fund's outstanding common stock, were voted against the proposal. The proposal required the approval of holders of 75% of the Fund's outstanding shares. Accordingly, the Fund will continue as a closed-end investment company.

The Fund expects to post the final results early next week on its website at www.thebrazilfund.com.

Robert Callander, Chairman of the Fund's Board of Directors, said, "We are disappointed that the open-ending proposal did not succeed, particularly since holders of a substantial majority of the Fund's shares favored open-ending. The Board will meet in the near term to consider alternatives in light of the stockholder vote."

The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities of Brazilian issuers. Its shares are listed on the New York Stock Exchange under the symbol "BZF".

                                      # # #

There can be no assurance that any action proposed or adopted by the Board will reduce or eliminate the discount at which the Fund's shares trade. Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity, which may increase the volatility of your investment.

Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the US market. Additionally, this fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region and potentially subjecting the fund's shares to greater price volatility.

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.



NOT FDIC/NCUA INSURED           MAY LOSE VALUE            NO BANK GUARANTEE
NOT A DEPOSIT            NOT INSURED BY ANY FEDERAL
                             GOVERNMENT AGENCY


Scudder Investments is part of Deutsche Asset Management which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. and Scudder Trust Company. [02/06 42028]